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                                  LAW OFFICES
                      THRASHER, WHITLEY, HAMPTON, & MORGAN
                           A PROFESSIONAL CORPORATION
                             FIVE CONCOURSE PARKWAY
                                   SUITE 2150
                             ATLANTA, GEORGIA 30328

                                    -------

                            TELEPHONE (770) 804-8000
                            FACSIMILE (770) 804-5555
                              E-mail: law@twhm.com

                               February 18, 1998



Middle Bay Oil Company, Inc.
1221 Lamar
Suite 1020
Houston, Texas 77010

          Re:  Federal Income Tax Consequences
               Offer to Purchase dated February 19, 1998 (the "Offer to
                     Purchase") annexed to Schedule 14D-1, filed with the U.S. Securities and Exchange Commission, in connection with the Offer to Purchase for Cash Up to 1,343,352 Shares of Common Stock of Enex Resources Corporation at $15.00 Net Per
                     Share by Middle Bay Oil Company, Inc.





Gentlemen:

     We have reviewed the text under the heading, "Certain Federal Income Tax Consequences," in the offer to Purchase referenced above. Terms defined in the Offer to Purchase have the same respective meanings when used in this letter.

     In our opinion, such text accurately summarizes the material federal income tax consequences of the Offer to noncorporate holders of Shares who hold the Shares as capital assets, subject to the conditions, provisions and limitations set forth therein and elsewhere in the Offer to Purchase.


                                        Very truly yours,

                                        THRASER, WHITLEY, HAMPTON & MORGAN

                                        /s/ THRASER, WHITLEY, HAMPTON & MORGAN

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